Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Travelport Worldwide Limited and subsidiaries and the effectiveness of Travelport Worldwide Limited and subsidiaries’ internal control over financial reporting dated February 18, 2016, appearing in the Annual Report on Form 10-K of Travelport Worldwide Limited and subsidiaries for the year ended December 31, 2015.

/s/ DELOITTE LLP

London, United Kingdom

August 9, 2016